UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2020

Callon Petroleum Company
(Exact name of registrant as specified in its charter)

DE	001-14039	64-0844345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Briarlake Plaza
2000 W. Sam Houston Parkway S., Suite 2000
Houston, TX 77042

(Address of Principal Executive Offices, and Zip Code)

(281) 589-5200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CPE	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
☐    Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On November 2, 2020, Callon Petroleum Company, a Delaware corporation (the “Company”), entered into an Exchange Agreement (the “Exchange Agreement”) by and among the Company and certain holders (the “Holders”) of the Company’s (i) 6.250% Senior Notes Due 2023 (the “2023 Notes”), (ii) 6.125% Senior Notes Due 2024 (the “2024 Notes”), (iii) 8.250% Senior Notes Due 2025 (the “2025 Notes”), and (iv) 6.375% Senior Notes Due 2026 (the “2026 Notes,” and together with the 2023 Notes, 2024 Notes and 2025 Notes, the “Senior Unsecured Notes”).
Pursuant to the Exchange Agreement, the Company has agreed to exchange $286.0 million of aggregate principal amount of 2023 Notes, 2024 Notes, 2025 Notes and 2026 Notes held by the Holders for $158.5 million aggregate principal amount of newly issued 9.00% Second Lien Senior Secured Notes due 2025 (the “New Notes”) at exchange ratios of $650, $575, $480 and $460 per $1,000 principal amount of 2023 Notes, 2024 Notes, 2025 Notes and 2026 Notes, respectively, tendered (the “Exchange Ratios”).
Pursuant to the Exchange Agreement, the Company has also agreed to issue to the Holders approximately 1.16 million warrants (“Warrants”) exercisable for shares of common stock, par value $0.01, of the Company (the “Common Stock”). The New Notes will be issued under the Company’s indenture (the “Original Indenture”), dated as of September 30, 2020, among the Company and U.S. Bank National Association, as trustee and collateral agent. Until the fifth business day after the announcement of the debt exchange (such date the “Holder Group Close Date”), the Holders and their affiliates may elect to include in the exchange up to an additional $104.0 million of Senior Unsecured Notes for New Notes at the Exchange Ratios set forth above. In the event the aggregate principal amount of Senior Unsecured Notes exchanged for New Notes at Closing is greater than $286.0 million, the Company will increase proportionally the number of Warrants to be issued to the Holders up to a warrant eligibility cap of $375.3 million. The maximum number of Warrants issuable to the Holders at Closing will be approximately 1.76 million.
In connection with the issuance of the Warrants at Closing, the Exchange Agreement provides that the Company will enter into a Warrant Agreement with American Stock Transfer & Trust Company, LLC, as warrant agent, which among other things, will authorize and establish the terms of the Warrants, including an initial exercise price per share of $5.59646634, subject to adjustment. The Warrants will be exercisable until the date that is five years after the date of the Closing. The Warrants will only be exercisable on a cashless net exercise basis and will be subject to certain anti-dilution adjustments.
In connection with the issuance of the Warrants at Closing, the Exchange Agreement provides that the Holders have the option to request the Company to, subject to certain exceptions, prepare and file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission (the “Commission”) to permit the public resale of the Common Stock issuable upon the exercise of the Warrants within 90 days of the Original Indenture and to be declared effective by the Commission as soon as reasonably practicable thereafter.
Subject to the satisfaction of the terms and conditions set forth in the Exchange Agreement, the transactions contemplated by the Exchange Agreement are expected to close on the date that is five business days after the Holder Group Close Date or such other date as the parties thereto may mutually agree upon (the “Closing”).
The New Notes and Warrants will be issued to the Holders pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereunder. The New Notes and Warrants will not be registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.
Evercore acted as financial advisor and Kirkland & Ellis LLP acted as legal advisor to the Company for the debt exchange.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information included in Item 1.01 of this Current Report on Form 8-K pertaining to the New Notes is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.
Item 3.02. Unregistered Sales of Equity Securities.
The information included in Item 1.01 of this Current Report on Form 8-K pertaining to the Warrants is incorporated by reference into this Item 3.02 of this Current Report on Form 8-K.

Item 9.01.     Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Callon Petroleum Company
(Registrant)

Date:	November 2, 2020	/s/ Joseph C. Gatto, Jr.
Joseph C. Gatto, Jr.
President and Chief Executive Officer